As filed with the Securities and Exchange Commission on December 26, 2012
Registration No. 333-179902

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	1600	20-2760393
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4336 Montgomery Ave.
Bethesda, Maryland 20814
(301) 983-0998
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Ram Mukunda
Chief Executive Officer and President
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814
(301) 983-0998
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of all communications to:
Mr. John Selvaraj
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-3 relates to the Registration Statement on Form S-1 (File No. 333-179902) (the “2012 Registration Statement”) of India Globalization Capital (the “Company”) originally filed with the Securities and Exchange Commission on March 5, 2012, as amended, and declared effective on May 25, 2012.  The 2012 Registration Statement pertains solely to the registration of (i) the offer and sale by India Globalization Capital, Inc. (“IGC” or the “Company”) of 12,713,732 shares of common stock, par value $0.0001 per share (the “Common Stock”) underlying 11,855,122 warrants (the “IPO Warrants”) previously issued by the Company and initially registered on Form S-1 registration statement, File No.333-124942 originally filed on May 13, 2005 (the “2005 Form S-1”)  and underlying  858,610 warrants (the “2010 Warrants”)  previously issued by the Company and formerly registered on Form S-1 registration statement, File No. 333-163867 originally filed on December 18, 2009 (the “2009 Form S-1”) and subsequently terminated by Post-Effective Amendment No. 1 on April 6, 2012. Both the IPO Warrants and the 2010 Warrants were registered again on the 2012 Registration Statement along with the offer and sale of 31,500,000 shares of Common Stock (the “Exchange Shares”) by the selling stockholders who acquired the shares in connection with the Company’s acquisition of H&F Ironman, Ltd. (“HK Ironman”). The Company is not contractually committed to keeping the Exchange Shares registered. Therefore this Post-Effective Amendment No. 1 on Form S-3 does not include the registration of the Exchange Shares. This Post-Effective Amendment No. 1 to Form S-1 is being filed to convert the 2012 Registration Statement into a Form S-3.  All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statements mentioned above.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED OR WITHDRAWN WITHOUT NOTICE.  THIS PRELIMINARY PROSPECTUS DOES NOT, AND IS NOT INTENDED TO, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THESE SECURITIES NOR SHALL THERE BE ANY SALE OF THESE SECURITIES OR ANY SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SALE OR SOLICITATION WOULD BE UNLAWFUL.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION, DATED DECEMBER 26, 2012

Common Stock and Warrants

This prospectus relates to the offer and sale by India Globalization Capital, Inc. (“IGC” or the “Company”) of 12,713,732 shares of common stock, par value $0.0001 per share (the “Common Stock”) underlying warrants previously issued by the Company (the “Warrants”).

The 12,713,732 shares of Common Stock issuable by the Company upon the exercise of the warrants pertain to the follow transactions:

(i)  11,855,122 shares of Common Stock issuable upon the exercise of 11,855,122 warrants (the “IPO Warrants”) originally issued in our initial public offering pursuant to a prospectus dated March 3, 2006.  In order to obtain the shares, the holders of the IPO Warrants must pay an exercise price of $5.00 per share for the shares underlying the IPO Warrants.

(ii)  858,610 shares of Common Stock issuable upon the exercise of 858,610 warrants (the “2010 Warrants”) originally issued in a registered direct offering pursuant to a prospectus and prospectus supplement each dated November 30, 2010.  In order to obtain the shares, the holders of the 2010 Warrants must pay an exercise price of $0.90 per share for the shares underlying the 2010 Warrants.

Our units, shares of Common Stock and our IPO Warrants are currently traded on the NYSE MKT under the symbols IGC.U,” “IGC” and “IGC-WT,” respectively.  The 2010 Warrants are a different class of warrant than the IPO Warrants that are currently traded on the NYSE MKT and are not currently listed on the NYSE MKT or any other stock exchange.  We do not currently anticipate listing the 2010 Warrants.  As of December 14, 2012 the closing sale price of our units was $0.15, the closing price of our Common Stock was $0.15 and the closing price of our Warrants was $0.01.

 Our principal executive offices are located at 4336 Montgomery Ave, Bethesda, Maryland 20814, and our telephone number is (301) 983-0998.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks that you should consider and that are described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus or any applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 26, 2012.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus and any applicable prospectus supplement is complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or any sale of these securities.

For investors outside the United States:  We have not taken any action to permit a public offering of the shares of our Common Stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States.  You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement, the registration statement and any other free writing prospectus authorized by us to be provided to you. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully together with the documents incorporated by reference into this prospectus and described in “Information Incorporated by Reference” and the additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, all references to “registrant,” “Company”, “IGC”, “IGC Inc.”, “we”, “our”, “us” and similar terms in this prospectus refer to India Globalization Capital, Inc., together with its wholly owned subsidiaries IGC-M and HK Ironman, Ltd. and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL, IGC-LPL and PRC Ironman) and Sricon, in which we hold a non-controlling interest.

INDIA GLOBALIZATION CAPITAL, INC. (IGC)

The Company

We are India Globalization Capital, Inc. (the “Company” or “IGC”), a Maryland corporation, organized on April 29, 2005, as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition.  On March 8, 2006, we completed an initial public offering of our Common Stock.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”).  Currently, IGC owns 77% of TBL and these shares are held by IGC-M. TBL is focused on the infrastructure industry.  On June 21, 2012, IGC entered into a Memorandum of Settlement (the “MoS”) with Sricon and related parties, pursuant to which the Company gave up the 22% minority interest in Sricon in exchange for approximately 5 acres of land in Nagpur. The settlement is expected to close by the end of this financial year.

On February 19, 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading Private Limited (IGC-IMT) based in Chennai, India.  IGC-IMT was formed on December 16, 2008, as a privately held start-up company engaged in the business of mining and trading.  Its current activity is to operate shipping hubs and to trade iron ore.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (IGC-MPL) based in Nagpur, India, which conducts IGC’s quarrying business, and 100% of IGC Logistics, Private Limited (IGC-LPL) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.  Together these companies carry out our mining and trading business in India.  Each of IGC-IMT, IGC-MPL and IGC-LPL were formed by third parties at the behest of IGC-M to facilitate the creation of the subsidiaries.  The purchase price paid for each of IGC-IMT, IGC-MPL and IGC-LPL was equal to the expenses incurred in incorporating the respective entities with no premium paid.

On December 30, 2011, IGC acquired a 95% equity interest in Linxi HeFei Economic and Trade Co., aka Linxi H&F Economic and Trade Co., a People’s Republic of China-based company ("PRC Ironman") by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company ("HK Ironman").  Collectively, PRC Ironman and HK Ironman are referred to as "Ironman."

India Globalization Capital, Inc. (”IGC,” the “Company,” or “we”) and its subsidiaries are engaged in the mining and trading business and in the construction business.  We operate in India and China. The Company’s medium term plans are to expand the number of iron ore mining sites s it has in China from four sites to seven and continue to build its iron ore assets.  The business offerings of the Company include the purchasing and sale of iron ore and other minerals (lead, zinc, and rare earth, among others) as well as construction.

IGC’s organizational structure is as follows:
Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “IGC Inc.”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiaries IGC-M and HK Ironman, Ltd. and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL, IGC-LPL and PRC Ironman) and Sricon, in which we hold a non-controlling interest.

Subsidiaries Overview

HK Ironman is a Hong Kong-based company incorporated on December 20, 2010 to acquire PRC Ironman.  PRC Ironman was incorporated as Linxi Hefei Economic & Trade Co., Ltd. in China on January 8, 2008.  PRC Ironman is a Sino-foreign equity joint venture (“EJV”) established by both foreign and Chinese investors (i.e., Sino means “China” herein).  HK Ironman owns 95% of PRC Ironman.  PRC Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plants in southwest Linxi in the autonomous region of eastern Inner Mongolia, under the administration of Chifeng City, Inner Mongolia, which is located 250 miles from Beijing, 185 miles from Tianjin Port and 125 miles from Jinzhou Port and well connected by roads, planes and railroad. PRC Ironman owns four mining properties and operates three beneficiation plants on three separate properties, all located in Linxi.  The four properties have about $400 Million of iron reserves calculated at price of about $100 per metric ton.

Incorporated on February 19, 2007, India Globalization Capital, Mauritius, Limited (IGC-M) is a Mauritius based company that manages and owns all the subsidiaries based in India: IGC Materials, Private Limited (“IGC-MPL”), IGC Logistics, Private Limited (“IGC-LPL”), IGC India Mining and Trading (“IGC-IMT”) and Techni Bharathi Limited (“TBL”).  The Indian subsidiaries including IGC-IMT are focused on the trading of materials like iron ore to customers in India and China. TBL was incorporated as a public limited company (but not listed on the stock exchange) on June 19, 1982, in Cochin, India.  It was converted to a private limited company in 2012. TBL is an engineering and construction company engaged in the execution of civil construction, structural engineering projects, and trading.  TBL has a focus in the Indian states of Kerala, Karnataka, and Tamil Nadu.  As reported on Form 8-K on October 18, 2012, IGC, through its subsidiaries, entered into a Settlement Agreement and a Share Purchase Agreement pursuant to which TBL will become a fully-owned subsidiary of IGC.

Core Business Competencies

Our thesis is that as the infrastructures of India and China are built out and modernized, the demand for basic raw materials like iron ore used in the production of steel is expected to increase.  We offer an integrated set of services to our customers based upon several core competencies. Our core business competencies are:

1.	A sophisticated, integrated approach to biding, modeling, costing, management, and monitoring of mining and construction projects.

2.	In-depth knowledge, history and ability to work in the iron ore sector in the autonomous region of Inner Mongolia and the southern and central states of India.

3.	Knowledge of low cost logistics for moving commodities across long distances in specific parts of India, the autonomous region of Inner Mongolia and parts of Mongolia.

5.	In-depth knowledge of the licensing process for mines in Inner Mongolia and southern and central India.

6.
Strong relationships with several important construction companies and mine operators in southern and central India, Mongolia, and strong relationships at the appropriate levels of government in the autonomous region of Inner Mongolia.

7.	Access to the sand ore in the hills of Inner Mongolia.

Business Areas

1. Mining and Trading (“M&T”).

Our mining, trading and quarrying activity currently centers on a) sale of iron ore beneficiated at our plants in China, and b) sale of iron ore to customers in India and in China and sale of rock aggregate to customers in India.  India is the fourth largest producer of iron ore while China is the world’s largest steel producer.  The Freedonia Group projected in May 2010 that China’s $1.15 trillion construction industry would grow 9.1% every year until 2014. A Reuters’ poll published on the week of September 10, 2012, reports that the market consensus is for growth in 2012 to come in at 7.7 percent, with the last three months of the year picking up from 7.4 to 7.6 percent. However, China’s government has also announced a one trillion yuan ($158 billion) infrastructure spending drive. This stimulus package is projected to rekindle China’s demand for steel.  According to the World Steel Association, China accounted for 648 million metric tons of steel production in 2010. As The Wall Street Journal reported, this production was almost half of total global output.  On August 6, 2012, The Wall Street Journal stated that China produced 683 million metric tons in 2011 and is expected to produce about 679 million metric tons in 2012.   China is also a net importer of iron ore from Australia, Brazil, India and other countries.  According to Reuters, September 11, 2012, “China produces about 1 billion tons a year of iron ore and buys 60 percent of the steelmaking raw material traded globally.”

Global prices for iron ore are set through negotiations between China Steel and the large suppliers Rio Tinto, BHP Billiton and Vale.  Once prices are set, the rest of the global markets follow that pricing.  Prices for iron ore have increased about seven fold from 2003 to a high of $180 per metric ton at the end of 2010.  However in fiscal 2012, iron ore prices dropped to between $95 and $125 per metric ton.

We believe that IGC is well positioned to provide some Chinese steel mills with the iron ore needed to meet their demand.    We have relationships and in some cases agreements with mine owners in Orissa and Karnataka, two of the largest ore mining belts in India.  In addition, we operate facilities at seaports on the west coast of India and to a lesser extent on the east coast of India.  The facilities consist of an office and a plot of land within the port to store iron ore.  We service a customer in China by buying ore from Indian mine owners, transporting it to seaports and then subcontracting stevedores to load the ships.  For about two year the Indian government, pending an inquiry into illegal mining and environmental concerns, had closed the Indian mines. However, on September 3, 2012, the Economic Times announced that the Supreme Court lifted the ban on eighteen iron ore mines in Karnataka. While this decision opens up to 5 million tons of production a year, Karnataka still has not allowed exporters to ship raw material overseas.  The Company is exploring other countries from which to obtain a supply of low-grade iron ore including the country of Mongolia.

In China we are engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plants, which converts low-grade ore to high-grade ore through a dry and wet separation process. This provides IGC with a platform in China to expand its business.  Our goal is to ship low-grade iron ore, when available from India, to China, convert the ore to higher-grade ore and sell it to customers in China. This allows us to maximize our capacity at the beneficiation plants.  Our customers include local traders and steel mills near the port of Tianjin and steel mills located there.  This area has excellent access roads consisting of multi-lane highways.  Our staff is experienced in delivering and managing the logistics of ore transport.

As Indian infrastructure modernizes, the demand for raw materials like rock aggregate, iron ore and similar resources is projected to increase.  For example, in 2009, according to the Freedonia Group, India was the third largest stone aggregate market in the world.  The report projected that Indian demand for crushed stone will increase to 770 million metric tons in 2013 and 1.08 billion metric tons in 2018.  In 2012, the Freedonia Group announced “the global market for construction aggregates (e.g., sand, crushed stone, gravel) is expected to increase 5.2 percent annually through 2015 to 48.3 billion metric tons.    Our share of the mining and trading market is significantly less than 1%.  However, we have an opportunity to consolidate and grow our market share in a specific geographic area, which is our focus.

 2.        Construction: highway and heavy construction.  According to the global market researcher eMpulse, the size of the construction industry in India is approximately $53 billion. The Indian government has developed a plan to build and modernize Indian infrastructure. The Wall Street Journal reported on March 23, 2010 that the government planned to double infrastructure spending from $500 billion to $1 trillion.  It will pay for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  According to BBC, India's government has pledged to move ahead with major infrastructure projects to give a boost to the country's slowing economy and revive the plans to build new highways, airports and ports, among other things during the ongoing fiscal year. Prime Minister Manmohan Singh stated last June 6, 2012, that some of the projects to start the economic boost include contracts to build 9,500 kilometers of roads; three new airports at Navi Mumbai, Goa and Kannur; the upgrade to international standard of at least "three or four" of five airports - Lucknow, Varanasi, Coimbatore, Trichy and Gaya; two new aviation hubs to make India a major transit point and two new ports in Andhra Pradesh and West Bengal. Minister Singh estimated 1 trillion dollars in the next five years to building the infrastructure planned and said that the government alone would be unable to invest the amount.”  Through our subsidiary, TBL, we have been engaged in highway and heavy construction.  We have, in the past, constructed highways, rural roads, tunnels, dams, airport runways and housing complexes, mostly in southern states.  We are pre-qualified by the National Highway Authority of India (NHAI) and other agencies for construction contracts.  Our share of the overall Indian construction market is very small.  However, the prequalification and prior track record provides a way to grow the Company in highway and heavy construction.  Currently, the focus is on the recovery of construction delay claims that we are pursuing against NHAI, the Airport Authority of Cochin and the Orissa State Works.  Our share of the overall market in India is significantly less than 1%. The board is evaluating the strategic value associated with the construction business.

Revenue contribution

The following table sets out the revenue contribution from our subsidiaries:

Subsidiary	Business Area	Period ended September 30, 2012
TBL	Construction	14%
IGC-IMT	M&T	0%
IGC-MPL	M&T	0%
IGC-LPL	M&T	0%
PRC - Ironman	M&T	86%
Total IGC		100%

Customers

In China our present and past customers include several steel mills, including local traders and steel mills near the port of Tianjin. In India our present and past customers include the National Highway Authority of India, several state highway authorities, the Indian railways, and private construction companies.

Growth strategy and business model

Our growth strategy and business model are to:

1.  Leverage our expertise in the logistics and supply of iron ore by increasing the number of beneficiation plants, shipping hubs and iron ore reserves.

2.  Increase our supply chain to procure low-grade ore that can be beneficiated in our plants in China.

3.  Expand our iron ore assets by acquiring more beneficiation plants and mines.

Competition

Ironman’s beneficiation plants are located 185 miles from the port of Tianjin.  Other than about 10 kilometers of dirt road leading over a bridge and over the hills, the access to Tianjin port and steel mills located there is excellent consisting of multi-lane highways.  The competition in the immediate area consists of three other operators and is fairly limited mainly because demand for ore within China is high and the market can absorb almost any amount of ore that is produced. We compete on price, quantity, and quality. While the iron ore industry is well established and relatively efficient market, we remain competitive because we have geographic advantage in Inner Mongolia as we are, with three plants, one of the larger suppliers in the area.

We operate in an industry that is competitive.  However, the industry is fragmented in the area where we operate and we believe that the overall demand for suppliers and contractors will permit us to compete for projects and contracts that are appropriate for our size and capabilities.

Seasonality

In 2011, the area of Chifeng and Inner Mongolia was subject to inclement weather.  Typically, the months of May through September are rainy.  On average, the rainfall is between 1.1 inches per month to a high of 4.7 inches per month, typically in July.  This level of rainfall is not disruptive to the production of ore and in most cases the plant is operational.  However, in 2011, the area received very heavy rainfall that caused flooding through the region.  It had a serious impact on PRC Ironman’s operations, as PRC Ironman could not operate the mines and the plant for over four months.  The heavy rains and flooding destroyed over 16,000 houses and over 6,000 hectares of farmland.  It also destroyed the bridge connecting our production facilities to the main highways.  Limited damage was sustained to the plant and repairs have been made.

There is seasonality in our business in India during the Indian monsoons. The northeast monsoons historically arrive on June 1st annually, followed by the southwest monsoons, which usually continue intermittently until September.  Historically, many of the ports close during the monsoon months because of heavy rains.  Activities such as the export of iron ore slows down due to the rough seas.  Flooding in the mines can slow production during the monsoon season.

Employees and Consultants

As of November 30, 2012, we employed a work force of approximately 67 employees and contract workers in the U.S., India, China, Hong Kong and Mauritius.  Employees are typically skilled workers including executives, engineers, accountants, sales personnel, truck drivers and other specialized experts.  Contract workers require less specialized skills.  The truck drivers tend to be contract workers.  We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions and provided United States work assignments, technology and U.S. GAAP training and other fringe benefits. We hope that our efforts will make our company the employer of choice.

Environmental Regulations

 India and China have strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.  As part of the mandate in the area, Ironman has undertaken a conservation effort as well as an effort to create a sustainable environment.  Ironman actively plants grass and shrubs in the hills after they are excavated and uses the water from the processing plant to irrigate the grass and shrubs.  In addition, a certain portion of our revenue is set aside as a reserve fund for environmental development.

Operational Currency

Our operational currency in China is the renminbi (RMB) and in India is the rupee (INR).  Neither currency is currently freely convertible into USD.  Repatriating money from either India or China requires permission from government authorities and can often take many months. As reported in Bloomberg, on November 17, 2012 the Chinese Central Bank Governor Zhou Xiaochuan said that full convertibility of the Yuan will be the next step in an overhaul of the exchange–rate system.  On November 27, 2012 Bloomberg reported that the Yuan has gained 9.3 percent in nominal terms and 12.6 percent in real terms against the dollar since June 2010.  Generally, the RMB is the best performer of the BRIC countries and has appreciated 24% to the dollar in the past decade.  If a similar appreciation occurs, it will increase the purchasing power of Chinese steel mills buying iron ore, which is traded in U.S. dollars.  Chinese firms could buy more ore, even at a higher price, and IGC would benefit from an appreciation of the RMB. On April 15, 2012, as reported in the Financial Times of India, the Governor of the Reserve Bank of India said that India would “gradually” move towards capital account convertibility only after preconditions like fiscal consolidation are met.

Information and timely reporting

Our operations are located in India and China where the respective accepted accounting standards are the Indian and Chinese GAAP, respectively.  In many cases, the Indian and Chinese GAAPs are not congruent with U.S. GAAP.  Indian and Chinese accounting standards are evolving toward IFRS (International Financial Reporting Standards).  We engage an independent public accounting firm registered with the U.S. PCAOB to conduct an annual audit of our financial statements.  The process of producing financial statements is at times cumbersome and places significant demands upon our existing staff.  We believe we are still some time away from having processes and adequately trained personnel in China to meet the reporting timetables set out by U.S. reporting requirements.  Until then we expect, on occasion, to file extensions to meet U.S. reporting timetables.  We require extra time in order to consolidate financial statements between the three countries.  While we endeavor to meet reporting timetables, it is possible that we may fail to meet these timetables.  Failure to file our reports in a timely fashion can result in severe consequences including the potential delisting of our securities.  In addition, our access to capital may become more difficult or limited if we fail to meet reporting deadlines.  We will make our annual reports, quarterly reports, proxy statements and up-to-date investor presentations available on our website, www.indiaglobalcap.com, as soon as they are available.  Our SEC filings are also available, free of charge, at www.sec.gov.

Our principal executive offices are located at 4336 Montgomery Avenue, Bethesda, Maryland 20814 and our telephone number is (301) 983-0998.

We maintain a website at www.indiaglobalcap.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

For additional information about us, you should refer to the information described in “Where You Can Find More Information” in this prospectus.

THE OFFERING

We are registering (i) the offer and sale by India Globalization Capital, Inc. (“IGC” or the “Company”) of 12,713,732 shares of common stock, par value $0.0001 per share (the “Common Stock”) underlying warrants previously issued by the Company (the “Warrants”) as follows: (a) 11,855,122 shares of Common Stock issuable upon the exercise of 11,855,122 warrants (the “IPO Warrants”) originally issued in our initial public offering pursuant to a prospectus dated March 3, 2006 and outstanding as of December 2012 and (b) 858,610 shares of Common Stock issuable upon the exercise of 858,610 warrants (the “2010 Warrants”) originally issued in a registered direct offering pursuant to a prospectus and prospectus supplement each dated November 30, 2010 and outstanding as of December 2012.

Securities offered upon the exercise of warrants:
11,855,122 shares of common stock of IGC, par value $0.0001 per share (“Common Stock”) underlying 11,855,122 warrants having an exercise price of $5.00 per share (“IPO Warrants”). The warrants original were set to expire on March 3, 2011 but were extended on January 12, 2009 by IGC on its Current Report on Form 8-K, pursuant to the unilateral right to extend the expiry date contained in the warrant agreement underlying the IPO Warrants.  The warrants are currently due to expire on March 8, 2013.

858,610 shares of Common Stock underlying 858,610 warrants having an exercise price of $0.90 per share (“2010 Warrants”).  Pursuant to the terms of the 2009 warrant agreement, the warrants expire on December 8, 2017.

Shares of Common Stock outstanding before this offering:	60,061,737 shares

Shares of Common Stock to be outstanding after this offering:	72,775,469 shares, assuming exercise of all of the currently outstanding warrants¹.

IPO Warrant Terms

Exercisability:	Each warrant is exercisable for one share of Common Stock.

Exercise price:	$5.00.

Exercise period:	The warrants will expire at 5:00 p.m. EST on March 8, 2013 or earlier upon redemption. The Company has the right to unilaterally extend the expiration date.

Redemption:

We may redeem the outstanding warrants and the warrants issued to selling Stockholders, as follows:

• in whole and not in part;
• at a price of $.01 per warrant at any time after the warrants become exercisable;
• upon a minimum of 30 days’ prior written notice of redemption; and
• if, and only if, the last sales price of our Common Stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of  redemption.

1
Based on 60,061,737 shares outstanding as of November 20, 2012.  Excludes 2,783,450 shares of our Common Stock issuable upon the exercise of options issued under our stock incentive plan and outstanding as of November 20, 2012, and 6,161,475 shares of Common Stock available for future issuance under our stock incentive plan as of November 20, 2012.

2010 Warrant Terms

Exercisability:	Each warrant is exercisable for one share of Common Stock.

Exercise price:	$0.90

Exercise period:	The warrants will expire at 5:00 p.m. EST on December 8, 2017.

Redemption:	We do not have the right to redeem the outstanding 2010 Warrants.

NYSE MKT Symbols

Units:	IGC-U

Common Stock:	IGC

IPO Warrants:	IGC-WT

Use of proceeds:
We estimate our net proceeds from this offering will be approximately $60,048,359, which assumes the exercise of all of the warrants, as set forth on the cover page of this prospectus.  However, given the recent trading price of our Common Stock it is unlikely that such amounts will be realized.  We intend to use any proceeds for working capital, operating expenses and other general corporate purposes. If at the time the warrants are exercised, we have incurred indebtedness, we may also use the proceeds to repay indebtedness.

Risk Factors:
Investment in our Common Stock involves substantial risks.  You should read this prospectus carefully including the section titled “Risk Factors” and the consolidated financial statements and related notes to this those statements included elsewhere in this prospectus before investing in our Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by us in light of our experience and our perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus.

USE OF PROCEEDS

Assuming the exercise of all the warrants for cash, we will receive gross proceeds of $60,048,359. However, given the recent trading price of our Common Stock it is unlikely that such amounts will be realized.  We intend to use the proceeds for acquisitions, working capital, operating expenses and other general corporate purposes. If at the time the warrants are exercised we have incurred indebtedness, we may also use the proceeds to repay indebtedness. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.  We will pay the cost of the preparation of this prospectus, which is estimated at $60,000.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the warrants offered hereby is determined by reference to the exercise price of the warrants, as follows:

The exercise price of the IPO Warrants is $5.00 per share.  The exercise price of the 2010 Warrants is $0.90 per share.  However, in accordance with the terms of the outstanding warrant agreements between the Company and its warrant holders, the Company in its sole discretion may lower the price of its warrants at any time prior to their expiration date.

PLAN OF DISTRIBUTION

The prices at which the shares of Common Stock covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

Pursuant to the terms of the warrants, the shares of Common Stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered by this prospectus will be passed upon for us by Don A. Paradiso, P.A., Boca Raton, Florida.  Don A. Paradiso, P.A., may also provide opinions regarding certain other matters.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements and financial statement schedule of India Globalization Capital, Inc. and subsidiaries as of March 31, 2012 and 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Yoganandh & Ram, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the SEC by India Globalization Capital, Inc. (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Securities Act:”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

• •
Our Quarterly Report on Form 10-Q for the quarters ended September 30, 2012 and June 30, 2012, and its amendment filed on August 21, 2012 solely to include the XBRL files.

Our Current Reports on Form 8-K dated August 6, 2012, September 7,  2012,  September 10, 2012, September 13, 2012, October 12,  2012, October 18, 2012, November 1, 2012 and December 14, 2012.

•
The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 7, 2006, including any amendments or reports filed for the purpose of updating that description.

• •
The description of our IPO Warrants and our 2010 Warrants contained in (i) Form S-1 registration statement, File No. 333-179902 originally filed on March 5, 2012 (the “2012 Form S-1); (ii) Form S-1 registration statement, File No. 333-163867 originally filed on December 18, 2009 (the “2009 Form S-1”) and subsequently terminated by Post-Effective Amendment No. 1 on April 6, 2012; and (iii) Form S-1 registration statement, File No.333-124942 originally filed on May 13, 2005 (the “2005 Form S-1”); and

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

             Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to India Globalization Capital, Inc., Attn: Corporate Secretary, 4336 Montgomery Ave, Bethesda, Maryland 20814.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith.  For further information with respect to us and the Common Stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov and from our website atwww.indiaglobalcap.com.  For information on HK Ironman, please visit www.hfironman.net.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.  The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

INDIA GLOBALIZATION CAPITAL, INC.
Shares of Common Stock
Units
Warrants

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission.  These expenses exclude brokerage commissions, discounts or other expenses relating to the sale of the warrants and the underlining shares by the selling security holders, which will be paid by the selling security holders.

Legal Fees and Expenses (1)	4,500
Accounting Fees and Expenses (1)	5,000
Printing and Engraving Expenses (1)	15,000
Miscellaneous (1)	1,500
Total	$26,000

(1)	Estimated.

Item 15.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law. Section 2-418 of the Maryland General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 2-418. Indemnification of directors, officers, employees and agents.

(a) Definitions. — In this section, the following words have the meanings indicated.

(1) “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3) “Expenses” includes attorney’s fees.

(4) “Official capacity” means the following:

(i) When used with respect to a director, the office of director in the corporation; and

(ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii) “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5) “Party” includes a person who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(6) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) Permitted indemnification of director. —

(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i) The act or omission of the director was material to the matter giving rise to the proceeding; and

1. was committed in bad faith; or

2. was the result of active and deliberate dishonesty; or

(ii)The director actually received an improper personal benefit in money, property, or services; or

(iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2)	(i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3)	(i) The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(4) A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

(i) For a proceeding brought to enforce indemnification under this section; or

(ii) If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit. — A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense — Unless limited by the charter:

(1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii)If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper.  However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e) Determination that indemnification is proper.

(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2) Such determination shall be made:

(i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii) By the stockholders.

(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4)  Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f) Payment of expenses in advance of final disposition of action. —

(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i) A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

(g) Validity of indemnification provision. — The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director’s expenses incurred while appearing as witness. — This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i)      Director’s service to employee benefit plan. — For purposes of this section:

(1)  The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Officer, employee or agent. — Unless limited by the charter:

(1)  An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3) A corporation, in addition, may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

(k) Insurance or similar protection.

(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2) A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with this section.

(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to stockholders. — Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B. of Article Tenth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 2-418 of the MGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Article XI of our Bylaws provides for indemnification of any of our directors, officers, employees or agents for certain matters in accordance with Section 2-418 of the Maryland General Corporation Law.

Item 16.	Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this registration statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”).

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on December 26, 2012.

INDIA GLOBALIZATION CAPITAL, INC.

By:	/s/ Ram Mukunda
Name:	Ram Mukunda
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20, 2012. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date

/s/ Ram Mukunda	President and Chief Executive Officer	December 26, 2012
Ram Mukunda	(Principal Executive Officer)

/s/ Richard Prins	Chairman	December 26, 2012
Richard Prins

/s/ John Selvaraj	Treasurer	December 26, 2012
John Selveraj	(Principal Financial and Accounting Officer)

/s/ Sudhakar Shenoy	Director	December 26, 2012
Sudhakar Shenoy

/s/Ranga Krishna	Director	December 26, 2012
Ranga Krishna

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed on August 6, 2012).
3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended and filed on February 14, 2006 (Reg. No. 333-124942)).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as filed on May 13, 2005 (Reg. No. 333-124942)).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, as filed on May 13, 2005 (Reg. No. 333-124942)).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, as filed on May 13, 2005 (Reg. No. 333-124942)).
4.4
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1, as amended and filed on September 22, 2006 (Reg. No. 333-124942)).

4.5
Specimen Warrant Certificate for warrants issued in the December 2010 public offering (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1, as amended and filed on October 27, 2010 (Reg. No. 333-163867)).

4.6.
Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1, as amended and filed on October 27, 2010 (Reg. No. 333-163867)).

5.1	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. regarding the validity of the Warrants and the Common Stock being registered. *
23.1	Consent of Yoganandh & Ram
23.2	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (incorporated by reference from Exhibit 5.1)*
24	Power of Attorney*
99.1	Code of Ethics (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).

* Previously filed as an exhibit to this Registration Statement, as amended.